Exhibit 99.1

        Patrick J. Haveron, CPA
        Chief Executive Officer and Chief Financial Officer
        Motor Club of America
        95 Route 17 South
        Paramus, NJ 07653
        201-291-2112
        E-mail: phaveron@motr.com

                    MOTOR CLUB OF AMERICA ANNOUNCES AGREEMENT
                 TO ACQUIRE OF MOUNTAIN VALLEY INDEMNITY COMPANY

      PARAMUS, NEW JERSEY, December 16, 1999 - Motor Club of America (NASDAQ :
MOTR) ("Motor Club" or the "Company") announced today that it had signed a definitive agreement to acquire Mountain Valley Indemnity Company ("Mountain Valley"), formerly known as White Mountains Insurance Company, from a subsidiary of Unitrin, Inc. (NASDAQ : UNIT).

      Consummation of the purchase is subject to the satisfaction of certain conditions set forth in the purchase agreement, including authorization by state insurance regulators. Motor Club and Unitrin expect that these conditions will be satisfied in the first quarter of 2000.

      Motor Club of America is a property and casualty insurance holding company. Preserver Insurance Company writes small commercial and homeowners insurance in New Jersey. Motor Club of America Insurance Company writes personal automobile insurance in New Jersey. Both are separately rated B+ (Very Good) by A.M. Best. North East Insurance Company writes personal automobile and small commercial lines insurance in the State of Maine and is presently rated B-
(Fair) by Best. American Colonial Insurance Company, domiciled to write insurance in the State of New York, plans to commence operations in the second quarter of 2000.

      Mountain Valley Indemnity Company is a property and casualty insurer licensed in ten states and is located in Manchester, New Hampshire. Mountain Valley is a member of the Unitrin Group, Inc. which is rated A++ (Superior) by A.M. Best.

      Philo Smith Capital Corporation and Cochran, Caronia & Co. are serving as financial advisors to Motor Club of America.

      Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of
1995), including statements concerning the expected benefits of the merger and the expected future satisfaction of conditions to consummation of the merger. Consummation of the merger and future benefits therefrom involve various risks and uncertainties, including the risk of material adverse changes in financial markets or the condition of Motor Club; risks of the imposition of unanticipated regulatory conditions to the merger; risks associated with Motor Club's entry into new markets; and state regulatory and legislative actions which can affect the profitability of certain lines of business and impede the companies' ability to charge adequate rates.


                                       37